n e w s r e l e a s e

Exhibit 99.2

Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com
FOR MORE INFORMATION CONTACT:

Lisa Stoner Humana Investor Relations (502) 580-2652 e-mail: LStamper@humana.com
Mark Taylor
Humana Corporate Communications
(317) 753-0345
e-mail: MTaylor108@humana.com

Humana Reports First Quarter 2024 Financial Results;
Affirms Full Year Adjusted 2024 Financial Guidance

•Reports 1Q24 earnings per share (EPS) of $6.11 on a GAAP basis, Adjusted EPS of $7.23
•Revises FY 2024 EPS guidance to 'approximately $13.93' (previously 'approximately $14.87') on a GAAP basis, while affirming Adjusted EPS of 'approximately $16.00'; affirms FY 2024 Insurance segment benefit ratio of approximately 90 percent
•Raises 2024 individual Medicare Advantage annual membership growth by 50,000 to now anticipate annual growth of approximately 150,000, or 2.8 percent
•Continues successful track record of organic expansion in Medicaid with recent contract wins in Florida, Texas, and Virginia
•Publishes prepared management remarks to Investor Relations page of www.humana.com ahead of this morning's 9:00 a.m. ET question and answer session to discuss its financial results for the quarter and expectations for future earnings
LOUISVILLE, KY (April 24, 2024) – Humana Inc. (NYSE: HUM) today reported consolidated pretax results and net earnings per share (EPS) for the quarter ended March 31, 2024 (1Q24) versus the quarter ended March 31, 2023 (1Q23) as noted in the tables below.

Consolidated income before income taxes and equity in net earnings (pretax results) In millions	1Q24 (a)	1Q23 (a)
Generally Accepted Accounting Principles (GAAP)	$1,014	$1,614
Amortization associated with identifiable intangibles	16	18
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	131	53
Transaction and integration costs	—	(51)
Change in fair market value of publicly-traded equity securities	—	(1)
Impact of exit of employer group commercial medical products business	1	(81)
Value creation initiatives	29	—
Adjusted (non-GAAP)	$1,191	$1,552

Net earnings per share (EPS)	1Q24 (a)	1Q23 (a)
GAAP	$6.11	$9.87
Amortization associated with identifiable intangibles	0.13	0.14
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	1.08	0.42
Transaction and integration costs	—	(0.41)
Change in fair market value of publicly-traded equity securities	—	(0.01)
Impact of exit of employer group commercial medical products business	0.01	(0.64)
Value creation initiatives	0.24	—
Tax impact of non-GAAP adjustments	(0.34)	0.01
Adjusted (non-GAAP)	$7.23	$9.38
Refer to the "Footnotes" section included herein for further explanation on disclosures for Adjusted (non-GAAP)
financial measures, as well as additional reconciliations.
Please refer to the tables above, as well as the consolidated and segment highlight sections that follow for additional discussion of the factors impacting the year-over-year comparisons.
In addition, a summary of key consolidated and segment statistics comparing 1Q24 to 1Q23 follows.

Humana Inc. Summary of Results ($ in millions, except per share amounts)	1Q24 (a)	1Q23 (a)
CONSOLIDATED
Revenues	$29,611	$26,742
Revenues - Adjusted (non-GAAP)	$29,332	$25,652
Pretax results	$1,014	$1,614
Pretax results - Adjusted (non-GAAP)	$1,191	$1,552
EPS	$6.11	$9.87
EPS - Adjusted (non-GAAP)	$7.23	$9.38
Benefit ratio	88.9%	85.5%
Benefit ratio - Adjusted (non-GAAP)	88.9%	85.9%
Operating cost ratio	10.4%	11.2%
Operating cost ratio - Adjusted (non-GAAP)	10.2%	10.9%
Operating cash flows	$423	$6,687
Operating cash flows - Adjusted (non-GAAP) (b)	$423	$38
Parent company cash and short term investments	$509	$909
Debt-to-total capitalization	45.1%	41.1%
Days in Claims Payable (DCP)	42.5	41.2

INSURANCE SEGMENT
Revenues	$28,699	$25,903
Revenues - Adjusted (non-GAAP)	$28,420	$24,814
Benefit ratio	89.3%	86.1%
Benefit ratio - Adjusted (non-GAAP)	89.4%	86.4%
Operating cost ratio	8.3%	9.4%
Operating cost ratio - Adjusted (non-GAAP)	8.2%	9.0%
Income from operations	$898	$1,327
Income from operations - Adjusted (non-GAAP)	$903	$1,252

CENTERWELL SEGMENT
Revenues	$4,818	$4,505
Operating cost ratio	93.0%	91.6%
Income from operations	$282	$330
Income from operations - Adjusted (non-GAAP) (c)	$335	$379
Refer to the "Footnotes" section included herein for further explanation on disclosures for Adjusted (non-GAAP)
financial measures, as well as reconciliations.

FY 2024 Earnings Guidance
Humana revised its GAAP EPS guidance for the year ending December 31, 2024 (FY 2024) to approximately $13.93 from approximately $14.87, while affirming its Adjusted EPS guidance of approximately $16.00.
Additional FY 2024 guidance points are included on page 15 of this earnings release.

Diluted earnings per common share	FY 2024 Guidance (d)
GAAP	approximately $13.93
Amortization of identifiable intangibles	0.49
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	1.08
Impact of exit of employer group commercial medical products business	0.90
Value creation initiatives	0.24
Cumulative net tax impact of non-GAAP adjustments	(0.64)
Adjusted (non-GAAP) – FY 2024 projected	approximately $16.00
Refer to the "Footnotes" section included herein for further explanation on disclosures for Adjusted (non-GAAP) financial measures, as well as additional reconciliations.

Humana Consolidated Highlights

Humana Inc. Summary of Results ($ in millions, except per share amounts)	1Q24 (a)	1Q23 (a)
CONSOLIDATED
Revenues	$29,611	$26,742
Revenues - Adjusted (non-GAAP)	$29,332	$25,652
Pretax results	$1,014	$1,614
Pretax results - Adjusted (non-GAAP)	$1,191	$1,552
EPS	$6.11	$9.87
EPS - Adjusted (non-GAAP)	$7.23	$9.38
Benefit ratio	88.9%	85.5%
Benefit ratio - Adjusted (non-GAAP)	88.9%	85.9%
Operating cost ratio	10.4%	11.2%
Operating cost ratio - Adjusted (non-GAAP)	10.2%	10.9%
Operating cash flows	$423	$6,687
Operating cash flows - Adjusted (non-GAAP) (b)	$423	$38
Parent company cash and short term investments	$509	$909
Debt-to-total capitalization	45.1%	41.1%
Days in Claims Payable (DCP)	42.5	41.2
Refer to the "Footnotes" section included herein for further explanation on disclosures for Adjusted (non-GAAP)
financial measures, as well as reconciliations.
Consolidated Revenues
The favorable year-over-year consolidated revenues comparison was primarily driven by the following factors:
•higher per member Medicare premiums and

•individual and group Medicare Advantage membership growth.
These factors were partially offset by the continued decline in the company's group commercial medical and stand-alone PDP membership, as well as a decline in state-based contracts membership as a result of the end of the suspension of state eligibility redetermination efforts previously enacted as part of the Public Health Emergency.
Refer to the "Footnotes" section included herein for a reconciliation of GAAP to Adjusted (non-GAAP) consolidated revenues for the respective periods.
Consolidated Benefit Ratio
The year-over-year increase in the GAAP consolidated ratio primarily reflected higher Medicare Advantage medical cost trends in 1Q24 compared to 1Q23. This was partially offset by the impact of pricing and benefit design of the company's 2024 Medicare Advantage products, which included a reduction in benefits in response to the net impact of the final rate notice and the initial emergence of increased medical cost trends.
Furthermore, the year-over-year comparison continues to reflect a shift in line of business mix, with growth in Medicare Advantage and state-based contracts and other membership, which can carry a higher benefit ratio.
Refer to the "Footnotes" section included herein for a reconciliation of GAAP to Adjusted (non-GAAP) consolidated benefit ratio for the respective periods.
Prior Period Medical Claims Reserve Development (Prior Period Development)

Consolidated Favorable Prior Period Development $ in millions Basis points (bps)	First Quarter
Prior Period Development from prior years recognized in 2024 (e)	$535
Decrease to GAAP benefit ratio	(190 bps)
Prior Period Development from prior years recognized in 2023 (e)	$522
Decrease to GAAP benefit ratio	(200 bps)
Consolidated Operating Cost Ratio
The year-over-year decrease in the GAAP consolidated operating cost ratio from the 2023 quarter primarily related to the following:
•scale efficiencies associated with growth in the company's individual Medicare Advantage membership,
•administrative cost efficiencies resulting from the company's value creation initiatives, and
•lower commission expense for brokers in 1Q24 compared to 1Q23 as a result of the significant individual Medicare Advantage membership growth in 2023.
These factors were partially offset by the impact from charges related to value creation initiatives in 1Q24. These charges were recorded at the corporate level and not allocated to the segments.
Refer to the "Footnotes" section included herein for a reconciliation of GAAP to Adjusted (non-GAAP) consolidated operating cost ratio for the respective periods.

Balance sheet
•Days in claims payable (DCP) of 42.5 days at March 31, 2024 represented an increase of 1.1 days from 41.4 days at December 31, 2023, and an increase of 1.3 days from 41.2 days at March 31, 2023.
The 1.1 day sequential increase was primarily driven by a higher incurred but not reported (IBNR) balance as a result of the Change Healthcare disruption in February 2024, partially offset by seasonality related to net pharmacy expenses.
The 1.3 day year-over-year increase was primarily driven by a higher incurred but not reported (IBNR) balance as a result of the Change Healthcare disruption in February 2024, partially offset by lower reserve requirements in provider-capitation accruals due to lower performance-based payment expectations.
•Humana's debt-to-total capitalization at March 31, 2024 increased 330 basis points to 45.1 percent from 41.8 percent at December 31, 2023 primarily driven by the previously disclosed $2.25 billion issuance of senior notes in March 2024 and a decrease in total capitalization as a result of 1Q24 open market share repurchases, partially offset by 1Q24 net earnings and repayment of commercial paper balances.
Operating cash flows
The year-over-year decline in GAAP operating cash flows primarily reflected the significant impact of the early receipt of the $6.65 billion April 2023 premium payment from CMS in March 2023(b) and lower earnings in 1Q24.
Share repurchases

1Q24
Total number of shares repurchased	1,804,645
Average price paid per share	$388.78
Remaining repurchase authorization as of April 23, 2024	$2.96 billion
Effective February 16, 2024, the Board of Directors replaced the previous share authorization of up to $3 billion (of which approximately $824 million remained unused) with a new authorization for repurchases of up to $3 billion of Humana Inc. common shares exclusive of shares repurchased in connection with employee stock plans, expiring as of February 15, 2027.
Humana’s Insurance Segment
This segment is comprised of insurance products serving Medicare and state-based contract beneficiaries, as well as individuals and employers. The segment also includes the company's Pharmacy Benefit Manager, or PBM, business.

Insurance Segment Results $ in millions	1Q24 (a)	1Q23 (a)
Revenues	$28,699	$25,903
Revenues - Adjusted (non-GAAP)	$28,420	$24,814
Benefit ratio	89.3%	86.1%
Benefit ratio - Adjusted (non-GAAP)	89.4%	86.4%
Operating cost ratio	8.3%	9.4%
Operating cost ratio - Adjusted (non-GAAP)	8.2%	9.0%
Income from operations	$898	$1,327
Income from operations - Adjusted (non-GAAP)	$903	$1,252
Refer to the "Footnotes" section included herein for further explanation on disclosures for Adjusted
(non-GAAP) financial measures, as well as reconciliations.

Insurance Segment Revenues
The year-over-year increase in GAAP segment revenues from the 2023 quarter primarily reflects the following items:
•higher per member Medicare premiums and
•individual and group Medicare Advantage membership growth.
These factors were partially offset by the continued decline in the company's group commercial medical and stand-alone PDP membership, as well as a decline in state-based contracts membership as a result of the end of the suspension of state eligibility redetermination efforts previously enacted as part of the Public Health Emergency.
Refer to the "Footnotes" section included herein for a reconciliation of GAAP to Adjusted (non-GAAP) Insurance segment revenues for the respective periods.
Insurance Segment Benefit Ratio
The year-over-year increase in the GAAP segment ratio primarily reflected higher Medicare Advantage medical cost trends in 1Q24 compared to 1Q23. This was partially offset by the impact of pricing and benefit design of the company's 2024 Medicare Advantage products, which included a reduction in benefits in response to the net impact of the final rate notice and the initial emergence of increased medical cost trends.
Furthermore, the year-over-year comparison continues to reflect a shift in line of business mix, with growth in Medicare Advantage and state-based contracts and other membership, which can carry a higher benefit ratio.

Refer to the "Footnotes" section included herein for a reconciliation of GAAP to Adjusted (non-GAAP) Insurance segment benefit ratio for the respective periods.

Insurance Segment Operating Cost Ratio
The year-over-year decrease in the GAAP segment operating cost ratio from the 2023 quarter primarily related to the following:
•scale efficiencies associated with growth in the company's individual Medicare Advantage membership,
•administrative cost efficiencies resulting from the company's value creation initiatives, and
•lower commission expense for brokers in 1Q24 compared to 1Q23 as a result of the significant individual Medicare Advantage membership growth in 2023.
Refer to the "Footnotes" section included herein for a reconciliation of GAAP to Adjusted (non-GAAP) Insurance segment operating cost ratio for the respective periods.
Humana’s CenterWell Segment
This segment includes pharmacy (excluding the PBM operations), primary care, and home solutions. The segment also includes the impact of non-consolidating minority interest investments related to the company's strategic partnerships with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers, as well as the Gentiva (formerly Kindred) Hospice operations. Services offered by this segment are designed to enhance the overall healthcare experience. These services may lead to lower utilization associated with improved member health and/or lower drug costs.

CenterWell Segment Results $ in millions	1Q24	1Q23
Revenues	$4,818	$4,505
Operating cost ratio	93.0%	91.6%
Income from operations	$282	$330
Income from operations - Adjusted (non-GAAP) (c)	$335	$379
Refer to the "Footnotes" section included herein for further explanation on disclosures for Adjusted
(non-GAAP) financial measures, as well as reconciliation.
CenterWell Segment Revenues
CenterWell segment revenues increased in 1Q24 compared to 1Q23, which was impacted by the following factors:
•greater intersegment revenues associated with the Home Solutions business in 1Q24 as compared to 1Q23 as a result of the expansion of the value-based home care model and
•higher revenues associated with growth in the company's Primary Care business, partially offset by the impact of the v28 risk model revision.
CenterWell Segment Operating Cost Ratio
The year-over-year increase in the segment's operating cost ratio compared to the 2023 quarter primarily resulted from the unfavorable impact of the v28 risk model revision to the company's Primary Care business.
See additional operational metrics for the CenterWell segment on pages S-10 through S-12 of the statistical supplement included in this earnings release.
Conference Call
Humana will host a live question and answer session for analysts at 9:00 a.m. Eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. In advance of the question and answer session, Humana will post prepared management remarks to the Quarterly Results section of its Investor Relations page (https://humana.gcs-web.com/financial-information/quarterly-results).

To participate via phone, please register in advance at this link - https://register.vevent.com/register/BI6d7513be1a494bbb82b4b8caa62d3b2f.

Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a unique registrant ID that can be used to access the call.

A webcast of the 1Q24 earnings call may also be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.
For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page (https://humana.gcs-web.com/events-and-presentations), approximately two hours following the live webcast.
Footnotes
The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the corresponding GAAP measures, provide a comprehensive perspective to more accurately compare and analyze the company’s core operating performance over time. Consequently, management uses these non-GAAP (Adjusted) financial measures as consistent and uniform indicators of the company’s core business operations from period to period, as well as for planning and decision-making purposes and in determination of incentive compensation. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this earnings release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at non-GAAP (Adjusted) financial measures.
(a) For the periods covered in this earnings press release, the following items are excluded from the non-GAAP financial measures described above, as applicable:

•Amortization associated with identifiable intangibles - Since amortization varies based on the size and timing of acquisition activity, management believes this exclusion provides a more consistent and uniform indicator of performance from period to period. For all periods shown within this earnings release, GAAP measures affected include consolidated pretax results, EPS, and Insurance and CenterWell segments income from operations. The table below discloses respective period amortization expense for each segment.

	1Q24	1Q23
Insurance segment	$4	$6
CenterWell segment	$12	$12

•Put/call valuation adjustments associated with company’s non-consolidating minority interest investments - These amounts are the result of fair value measurements associated with the company's Primary Care Organization strategic partnership and are unrelated to the company's core business operations. For all periods shown within this earnings release, GAAP measures affected include consolidated pretax results and EPS.
•Transaction and integration costs - The transaction and integration costs primarily relate to the acquisition of Kindred at Home in 2021 and the subsequent divestiture of Gentiva (formerly Kindred) Hospice in 2022. For 1Q23, GAAP measures affected include consolidated pretax results, EPS, and the consolidated operating cost ratio.
•Change in fair market value of publicly-traded equity securities - These gains and losses are a result of market and economic conditions that are unrelated to the company's core business operations. For 1Q23, GAAP measures affected include consolidated pretax results, EPS, and consolidated revenues (specifically investment income).
•Impact of exit of employer group commercial medical products business - Prior period segment financial information has been recast to exclude the impact of the exit of the employer group commercial medical products business as announced by Humana on February 23, 2023. For all periods shown within this earnings release, GAAP measures affected include consolidated pretax results, EPS, consolidated revenues, consolidated benefit ratio, consolidated operating cost ratio, Insurance segment revenues, Insurance segment benefit ratio, Insurance segment operating cost ratio, and Insurance segment income from operations.
•Value creation initiatives - These charges relate to the company's ongoing initiative to drive additional value for the enterprise through cost saving, productivity initiatives, and value creation from previous investments, and primarily consist of asset impairment and severance charges. For 1Q24, GAAP measures affected in this release include consolidated pretax results, EPS, and the consolidated operating cost ratio.
•Cumulative net tax impact of non-GAAP adjustments - This adjustment represents the cumulative net impact of the corresponding tax benefit or expense related to the aforementioned items excluded from the applicable GAAP measures. For all periods presented in this earnings release, EPS is the sole GAAP measure affected.

In addition to the reconciliations shown on pages 1 and 2 of this release, the following are reconciliations of GAAP to Adjusted (non-GAAP) measures described above and disclosed within this earnings release:

Revenues

Revenues - CONSOLIDATED (in millions)	1Q24	1Q23
GAAP	$29,611	$26,742
Change in fair market value of publicly-traded equity securities	—	(1)
Impact of exit of employer group commercial medical products business	(279)	(1,089)
Adjusted (non-GAAP)	$29,332	$25,652

Revenues - INSURANCE SEGMENT (in millions)	1Q24	1Q23
GAAP	$28,699	$25,903
Impact of exit of employer group commercial medical products business	(279)	(1,089)
Adjusted (non-GAAP)	$28,420	$24,814

Benefit Ratio

Benefit ratio - CONSOLIDATED	1Q24	1Q23
GAAP	88.9%	85.5%
Impact of exit of employer group commercial medical products business	—%	0.4%
Adjusted (non-GAAP)	88.9%	85.9%

Benefit ratio - INSURANCE SEGMENT	1Q24	1Q23
GAAP	89.3%	86.1%
Impact of exit of employer group commercial medical products business	0.1%	0.3%
Adjusted (non-GAAP)	89.4%	86.4%

Operating Cost Ratio

Operating cost ratio - CONSOLIDATED	1Q24	1Q23
GAAP	10.4%	11.2%
Impact of exit of employer group commercial medical products business	(0.1)%	(0.3)%
Value creation initiatives	(0.1)%	—%
Adjusted (non-GAAP)	10.2%	10.9%

Operating cost ratio - INSURANCE SEGMENT	1Q24	1Q23
GAAP	8.3%	9.4%
Impact of exit of employer group commercial medical products business	(0.1)%	(0.4)%
Adjusted (non-GAAP)	8.2%	9.0%

Income from Operations

Income from operations - INSURANCE SEGMENT	1Q24	1Q23
GAAP	$898	$1,327
Amortization associated with identifiable intangibles	4	6
Impact of exit of employer group commercial medical products business	1	(81)
Adjusted (non-GAAP)	$903	$1,252

(b) Generally, when the first day of a month falls on a weekend or holiday, with the exception of January 1 (New Year's Day), the company receives its monthly Medicare premium payment from CMS on the last business day of the previous month. On a GAAP basis, this can result in certain quarterly cash flows from operations including more or less than three monthly payments. Consequently, when this occurs, the company reports Adjusted cash flows from operations to reflect three payments in each quarter to match the related expenses.

Net cash from operating activities (in millions)	1Q24	1Q23
GAAP	$423	$6,687
Timing of premium payment from CMS	—	(6,649)
Adjusted (non-GAAP)	$423	$38

(c) The CenterWell segment Adjusted income from operations includes an adjustment to add back depreciation and amortization expense to the segment's GAAP income from operations since such an adjustment is commonly utilized for valuation purposes within the healthcare delivery industry.

Income from operations - CENTERWELL SEGMENT (in millions)	1Q24	1Q23
GAAP	$282	$330
Depreciation and amortization expense	53	49
Adjusted (non-GAAP)	$335	$379

(d) FY 2024 projected Adjusted results exclude the future impact of items that cannot be estimated at this time.

(e) Prior Period Development related to the employer group commercial medical products business:

Favorable	First Quarter
Prior Period Development from prior years recognized in 2024	$34
Prior Period Development from prior years recognized in 2023	$23
Cautionary Statement
This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:
•If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends. Accordingly, Humana's reserves may be insufficient.
•If Humana fails to effectively implement its operational and strategic initiatives, including its Medicare initiatives, which are of particular importance given the concentration of the company's revenues in these products, state-based contract strategy, the growth of its CenterWell business, and its integrated care delivery model, the company’s business may be materially adversely affected. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.
•If Humana, or the third-party service providers on which it relies, fails to properly maintain the integrity of its data, to strategically maintain existing or implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, contain such attacks when they occur, or prevent other privacy or data security incidents that result in security breaches that disrupt the company's operations or in the unintentional dissemination of sensitive personal information or proprietary or confidential information, the company’s business may be materially adversely affected.
•Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts; governmental audits and investigations; potential inadequacy of government determined payment rates; potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business; or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage plans or retrospective recovery by CMS of previously paid premiums as a result of the final rule related to the risk adjustment data validation audit methodology published by CMS on January 30, 2023 (Final RADV Rule), which Humana believes fails to address adequately the statutory requirement of actuarial equivalence and violates the Administrative Procedure Act due to its failure to include a "Fee for Service Adjuster" could have a material adverse effect on the company's operating results, financial position and cash flows.
•Humana's business activities are subject to substantial government regulation. New laws or regulations, or legislative, judicial, or regulatory changes in existing laws or regulations or their manner of application could increase the company's cost of doing business and have a material adverse effect on Humana’s results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments); the company’s financial position (including the company’s ability to maintain the value of its goodwill); and the company’s cash flows.
•Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.
•If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
•Humana faces significant competition in attracting and retaining talented employees. Further, managing succession for, and retention of, key executives is critical to the Company’s success, and its failure to do so could adversely affect the Company’s businesses, operating results and/or future performance.
•Humana’s pharmacy business is highly competitive and subjects it to regulations and supply chain risks in addition to those the company faces with its core health benefits businesses.
•Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
•Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.
•Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
•Volatility or disruption in the securities and credit markets may significantly and adversely affect the value of our investment portfolio and the investment income that we derive from this portfolio.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.
Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:
•Form 10-K for the year ended December 31, 2023; and
•Form 8-Ks filed during 2024.

About Humana
Humana Inc. is committed to putting health first – for our teammates, our customers, and our company. Through our Humana insurance services, and our CenterWell health care services, we make it easier for the millions of people we serve to achieve their best health – delivering the care and service they need, when they need it. These efforts are leading to a better quality of life for people with Medicare, Medicaid, families, individuals, military service personnel, and communities at large. Learn more about what we offer at Humana.com and at CenterWell.com.

Humana Inc. Full Year 2024 Projections - As of April 24, 2024 in accordance with GAAP unless otherwise noted
	Current Guidance	Prior Guidance
Diluted earnings per common share
	GAAP: approximately $13.93	GAAP: approximately $14.87
	no change	Non-GAAP: approximately $16.00

Total Revenues
Consolidated	no change	GAAP: approximately $113 billion	Consolidated and segment level revenue projections include expected investment income. Segment level revenues include amounts that eliminate in consolidation.
Insurance segment	no change	GAAP: approximately $110 billion
CenterWell segment	no change	GAAP: approximately $19 billion

Change in year-end medical membership from prior year-end
Individual Medicare Advantage	Growth of approximately 150,000	Growth of approximately 100,000
Group Medicare Advantage	no change	Growth of approximately 45,000
Medicare stand-alone PDP	no change	Decline of approximately 650,000
State-based contracts	no change	Growth of approximately 250,000	State-based contracts guidance includes membership in Florida, Illinois, Indiana, Kentucky, Louisiana, Ohio, Oklahoma, South Carolina, and Wisconsin.

Benefit Ratio Insurance segment	no change	GAAP: approximately 90.0%	Ratio calculation: benefits expense as a percent of premiums revenues.

Operating Cost Ratio Consolidated	no change	GAAP: approximately 11.4%	Ratio calculation: operating costs excluding depreciation and amortization as a percent of revenues excluding investment income.

Segment Results
Insurance segment income from operations	no change	GAAP: approximately $1.2 billion
CenterWell segment income from operations	no change	GAAP: approximately $1.4 billion

Effective Tax Rate	GAAP: approximately 25.2% Non-GAAP: approximately 25.0%	GAAP: approximately 24.5%
Weighted Avg. Share Count for Diluted EPS	approximately 121 million	approximately 122 million
Cash flows from operations	no change	GAAP: approximately $2 billion
Capital expenditures	no change	GAAP: approximately $800 million

Humana Inc.
Statistical Schedules
and
Supplementary Information
1Q24 Earnings Release

Humana Inc. Statistical Schedules and Supplementary Information 1Q24 Earnings Release

(S-3)	Consolidated Statements of Income
(S-4)	Consolidated Balance Sheets
(S-5)	Consolidated Statements of Cash Flows
(S-6) - (S-7)	Consolidating Statements of Income - Quarter
(S-8)	Membership Detail
(S-9)	Premiums and Services Revenue Detail
(S-10) - (S-12)	CenterWell Segment - Pharmacy Solutions, Primary Care, & Home Solutions
(S-13)	Footnotes

Humana Inc.
Consolidated Statements of Income (Unaudited)
Dollars in millions, except per common share results

	For the three months ended March 31,

	2024	2023
Revenues:
Premiums	$28,261	$25,550
Services	1,062	999
Investment income	288	193
Total revenues	29,611	26,742
Operating expenses:
Benefits	25,124	21,858
Operating costs	3,042	2,979
Depreciation and amortization	209	186
Total operating expenses	28,375	25,023
Income from operations	1,236	1,719
Interest expense	159	113
Other expense (income), net	63	(8)
Income before income taxes and equity in net earnings	1,014	1,614
Provision from income taxes	251	359
Equity in net losses (A)	(24)	(17)
Net income	739	1,238
Net loss attributable to noncontrolling interests	2	1
Net income attributable to Humana	$741	$1,239
Basic earnings per common share	$6.13	$9.91
Diluted earnings per common share	$6.11	$9.87
Shares used in computing basic earnings per common share (000’s)	120,978	125,005
Shares used in computing diluted earnings per common share (000’s)	121,268	125,564

Humana Inc.
Consolidated Balance Sheets (Unaudited)
Dollars in millions, except share amounts

	March 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$5,910	$4,694
Investment securities	16,697	16,626
Receivables, net	3,925	2,035
Other current assets	6,264	6,631
Total current assets	32,796	29,986
Property and equipment, net	2,979	3,030
Long-term investment securities	380	382
Equity method investments	730	740
Goodwill	9,563	9,550
Other long-term assets	3,643	3,377
Total assets	$50,091	$47,065
Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$11,729	$10,241
Trade accounts payable and accrued expenses	6,504	6,569
Book overdraft	333	353
Unearned revenues	301	266
Short-term debt	822	1,443
Total current liabilities	19,689	18,872
Long-term debt	12,390	10,213
Other long-term liabilities	1,826	1,662
Total liabilities	33,905	30,747
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,690,593 issued at March 31, 2024	33	33
Capital in excess of par value	3,369	3,346
Retained earnings	28,173	27,540
Accumulated other comprehensive loss	(1,086)	(999)
Treasury stock, at cost, 78,189,958 shares at March 31, 2024	(14,359)	(13,658)
Total stockholders’ equity	16,130	16,262
Noncontrolling interests	56	56
Total equity	16,186	16,318
Total liabilities and equity	$50,091	$47,065
Debt-to-total capitalization ratio	45.1%	41.8%

Humana Inc.
Consolidated Statements of Cash Flows (Unaudited) Dollars in millions

	For the three months ended March 31,
	2024	2023
Cash flows from operating activities
Net income	$739	$1,238
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain) loss on investment securities, net	(1)	60
Equity in net losses	24	17
Stock-based compensation	45	38
Depreciation	226	200
Amortization	16	18
Impairment of property and equipment	33	—
Changes in operating assets and liabilities, net of effect of businesses acquired and disposed:
Receivables	(1,890)	(1,433)
Other assets	97	(907)
Benefits payable	1,488	754
Other liabilities	(422)	(238)
Unearned revenues	35	6,934
Other, net	33	6
Net cash provided by operating activities	423	6,687
Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	(14)	(73)
Purchases of property and equipment, net	(177)	(223)
Purchases of investment securities	(1,259)	(1,313)
Maturities of investment securities	645	267
Proceeds from sales of investment securities	391	50
Net cash used in investing activities	(414)	(1,292)
Cash flows from financing activities
Receipts from contract deposits, net	499	2,997
Proceeds from issuance of senior notes, net	2,232	1,215
Repayments of senior notes	—	(60)
Repayments of commercial paper, net	(644)	(177)
Repayment of term loan	—	(500)
Debt issue costs	(5)	(4)
Change in book overdraft	(20)	108
Common stock repurchases	(717)	(94)
Dividends paid	(109)	(100)
Other	(29)	(106)
Net cash provided by financing activities	1,207	3,279
Increase in cash and cash equivalents	1,216	8,674
Cash and cash equivalents at beginning of period	4,694	5,061
Cash and cash equivalents at end of period	$5,910	$13,735

Humana Inc.
Consolidating Statements of Income—For the three months ended March 31, 2024 (Unaudited)
In millions

	Insurance	CenterWell	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$22,448	$—	$—	$22,448
Group Medicare Advantage	1,989	—	—	1,989
Medicare stand-alone PDP	821	—	—	821
Total Medicare	25,258	—	—	25,258
State-based contracts and other	2,311	—	—	2,311
Commercial fully-insured	256	—	—	256
Specialty benefits	239	—	—	239
Medicare Supplement	197	—	—	197
Total premiums	28,261	—	—	28,261
Services revenue:
Home solutions	—	335	—	335
Pharmacy solutions	—	211	—	211
Primary care	—	241	—	241
Military and other	251	—	—	251
Commercial ASO	24	—	—	24
Total services revenue	275	787	—	1,062
Total revenues—external customers	28,536	787	—	29,323
Intersegment revenues	1	4,031	(4,032)	—
Investment income	162	—	126	288
Total revenues	28,699	4,818	(3,906)	29,611
Operating expenses:
Benefits	25,251	—	(127)	25,124
Operating costs	2,364	4,483	(3,805)	3,042
Depreciation and amortization	186	53	(30)	209
Total operating expenses	27,801	4,536	(3,962)	28,375
Income from operations	$898	$282	$56	$1,236
Benefit ratio	89.3%			88.9%
Operating cost ratio	8.3%	93.0%		10.4%

Humana Inc.
Consolidating Statements of Income—For the three months ended March 31, 2023 (Unaudited)
In millions

	Insurance	CenterWell	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$19,809	$—	$—	$19,809
Group Medicare Advantage	1,765	—	—	1,765
Medicare stand-alone PDP	616	—	—	616
Total Medicare	22,190	—	—	22,190
State-based contracts and other	1,909	—	—	1,909
Commercial fully-insured	1,018	—	—	1,018
Specialty benefits	254	—	—	254
Medicare Supplement	179	—	—	179
Total premiums	25,550	—	—	25,550
Services revenue:
Home solutions	—	314	—	314
Pharmacy solutions	—	242	—	242
Primary care	—	201	—	201
Military and other	171	—	—	171
Commercial ASO	71	—	—	71
Total services revenue	242	757	—	999
Total revenues—external customers	25,792	757	—	26,549
Intersegment revenues	14	3,748	(3,762)	—
Investment income	97	—	96	193
Total revenues	25,903	4,505	(3,666)	26,742
Operating expenses:
Benefits	21,993	—	(135)	21,858
Operating costs	2,418	4,126	(3,565)	2,979
Depreciation and amortization	165	49	(28)	186
Total operating expenses	24,576	4,175	(3,728)	25,023
Income from operations	$1,327	$330	$62	$1,719
Benefit ratio	86.1%			85.5%
Operating cost ratio	9.4%	91.6%		11.2%

Humana Inc.
Membership Detail (Unaudited)
In thousands

	March 31, 2024	Average 1Q24	March 31, 2023	December 31, 2023
Medical Membership:
Individual Medicare Advantage*	5,548.9	5,539.8	5,153.0	5,408.9
Group Medicare Advantage	551.5	551.6	511.2	509.6
Total Medicare Advantage	6,100.4	6,091.4	5,664.2	5,918.5
Medicare stand-alone PDP	2,347.0	2,380.4	2,956.3	2,849.1
Total Medicare	8,447.4	8,471.8	8,620.5	8,767.6
Medicare supplement	323.2	319.5	294.0	307.2
State-based contracts and other	1,261.4	1,272.5	1,371.5	1,228.8
Military	5,955.3	5,970.4	5,930.7	5,960.2
Total excluding employer group commercial medical	15,987.3	16,034.2	16,216.7	16,263.8
Fully-insured commercial medical	109.7	121.5	522.6	338.7
ASO commercial	77.7	88.8	414.8	255.3
Total employer group commercial medical	187.4	210.3	937.4	594.0
Total Medical Membership	16,174.7	16,244.5	17,154.1	16,857.8

Specialty Membership:
Dental—fully-insured (B)	2,099.0	2,108.5	2,327.9	2,205.0
Dental—ASO	303.8	304.8	309.6	307.0
Total Dental	2,402.8	2,413.3	2,637.5	2,512.0
Vision	1,884.3	1,895.8	2,061.6	1,971.4
Other supplemental benefits	366.1	368.2	415.6	384.9
Total Specialty Membership	4,653.2	4,677.3	5,114.7	4,868.3

	March 31, 2024	Member Mix March 31, 2024	March 31, 2023	Member Mix March 31, 2023
Individual Medicare Advantage Membership
HMO	2,848.6	51%	2,778.0	54%
PPO/PFFS	2,700.3	49%	2,375.0	46%
Total Individual Medicare Advantage	5,548.9	100%	5,153.0	100%
Individual Medicare Advantage Membership
Shared Risk (C)	2,051.9	37%	1,749.9	34%
Path to Risk (D)	1,785.4	32%	1,755.2	34%
Total Value-based	3,837.3	69%	3,505.1	68%
Other	1,711.6	31%	1,647.9	32%
Total Individual Medicare Advantage	5,548.9	100%	5,153.0	100%
*Individual Medicare Advantage membership includes 922,200 Dual Eligible Special Need Plans (D-SNP) members as of March 31, 2024, a net increase of 140,100, or 18 percent, from 782,100 as of March 31, 2023, and up 50,900, or 6 percent, from 871,300 as of December 31, 2023.

Humana Inc.
Premiums and Services Revenue Detail (Unaudited)
Dollars in millions, except per member per month; includes intersegment revenues

	For the three months ended March 31,				Per Member per Month (I) For the three months ended March 31,
			Dollar	Percentage
	2024	2023	Change	Change	2024	2023

Insurance
Individual Medicare Advantage	$22,448	$19,809	$2,639	13.3%	$1,351	$1,293
Group Medicare Advantage	1,989	1,765	224	12.7%	1,202	1,146
Medicare stand-alone PDP	821	616	205	33.3%	115	69
State-based contracts and other (E)	2,311	1,909	402	21.1%	576	451
Fully-insured commercial medical (F)	256	1,018	(762)	-74.9%	565	550
Specialty benefits (G)	239	254	(15)	-5.9%	18	18
Medicare Supplement	197	179	18	10.1%	206	202
Military and other (H)	252	185	67	36.2%
Commercial ASO	24	71	(47)	-66.2%
Total	28,537	25,806	2,731	10.6%

CenterWell
Pharmacy solutions	2,828	2,857	(29)	-1.0%
Primary care	1,170	1,020	150	14.7%
Home solutions	820	628	192	30.6%
Total	4,818	4,505	313	6.9%

Humana Inc.
CenterWell Segment - Pharmacy Solutions (Unaudited)

	For the three months ended March 31, 2024	For the three months ended March 31, 2023	For the three months ended December 31, 2023

Generic Dispense Rate
Total Medicare	91.0%	91.4%	91.8%

Mail-Order Penetration
Total Medicare	29.0%	30.3%	29.0%

Humana Inc.
CenterWell Segment - Primary Care (J) (Unaudited)

	As of March 31, 2024			As of March 31, 2023			Year-over-Year Growth
		Primary			Primary			Primary
	Center	Care	Patients	Center	Care	Patients	Center	Care	Patients
	Count	Providers	Served (K)	Count	Providers	Served (K)	Count	Providers	Served
De novo	113	275	52,000	58	162	26,600	94.8%	69.8%	95.5%
Wholly-owned	186	625	203,100	191	586	180,700	(2.6)%	6.7%	12.4%
Independent Physician Associations			62,900			58,400			7.7%
	299	900	318,000	249	748	265,700	20.1%	20.3%	19.7%

	As of December 31, 2023			Sequential Growth
		Primary			Primary
	Center	Care	Patients	Center	Care	Patients
	Count	Providers	Served (K)	Count	Providers	Served
De novo	108	274	43,100	4.6%	0.4%	20.6%
Wholly-owned	188	617	189,600	(1.1)%	1.3%	7.1%
Independent Physician Associations			61,500			2.3%
	296	891	294,200	1.0%	1.0%	8.1%

Humana Inc.
CenterWell Segment - Home Solutions (Unaudited)

	For the three months ended March 31, 2024	For the three months ended March 31, 2023	Year-over-Year Growth

Episodic Admissions (L)	84,260	73,937	14.0%
Total Admissions - Same Store (M)	102,236	96,358	6.1%

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
1Q24 Earnings Release

A.Net losses associated with the company's non-consolidated minority interest investments.
B.Fully-insured dental membership as reported does not include Humana members that have a Medicare Advantage plan that includes an embedded dental benefit.
C.In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. For these Downside Risk arrangements, the provider is measured against a medical expense ratio target and the company may share savings from reduction to the total cost of care of the defined membership. The result is a high level of engagement on the part of the provider. Under these arrangements, the company may contract with providers to accept partial, full, or global financial risk. In certain instances (capitated shared risk) of these arrangements, the company may choose to prepay these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing.
D.A Path to Risk provider is one who has a high level of engagement and has contracted with the company to participate in an Upside Only/Shared Savings total cost of care arrangement and/or in one of Humana’s Quality Bonus programs (Model Practice), through which the company rewards the provider for achieving quality and utilization targets. Providers who are contracted in an Upside Only/Shared Savings arrangement may receive a portion of achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense targets. These contracts may also include a Downside Risk trigger (future date or membership threshold) which has not yet been met.
E.Per Member per Month (PMPM) shown reflects only Medicaid premiums and average Medicaid membership for the period; includes impact of dual eligible demonstration members.
F.Fully-insured commercial medical premiums also include stop-loss premiums associated with the commercial ASO product; for purposes of the PMPM metric, the commercial ASO stop-loss premiums have been excluded.
G.Specialty per member per month is computed based on reported specialty premiums and average fully-insured specialty membership for the period.
H.The amounts primarily reflect services revenues under the TRICARE East Region contract that generally are contracted on a per-member basis.
I.Computed based on average membership for the period (i.e. monthly ending membership during the period divided by the number of months in the period).
J.De novo refers to all new centers opened or acquired since 2020 under a WCAS joint venture. Wholly-owned refers to all centers outside a WCAS joint venture.
K.Represents Medicare Advantage (MA) risk, MA path to risk, MA value-based, Direct Contracting Entity, and Accountable Care Organization patients.
L.Reflects patient admissions under the Patient Driven Groupings Model (PDGM) payment model.
M.Reflects all patient admissions regardless of reimbursement model. Same store is defined as care centers that have been owned and operated at least the last twelve months and startups that are an expansion of a same store care center.